Exhibit 21.1
AMKOR TECHNOLOGY, INC.
LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Organization

Amkor Advanced Technology Taiwan, Inc.	Taiwan
Amkor Assembly & Test (Shanghai) Co., Ltd.	China
Amkor Technology Arizona, Inc.	Arizona
Amkor Technology Euroservices, S.A.S.	France
Amkor Technology Germany GmbH	Germany
Amkor Technology Japan, Inc.	Japan
Amkor Technology Korea, Inc.	Korea
Amkor Technology Malaysia Sdn. Bhd.	Malaysia
Amkor Technology Philippines, Inc. (A Branch of a Singapore Company)	Philippines
Amkor Technology Pte. Ltd.	Singapore
Amkor Technology Singapore Investment Pte. Ltd.	Singapore
Amkor Technology Singapore Holding Pte. Ltd.	Singapore
Amkor Technology Singapore Holding Pte. Ltd., Taiwan Branch (A Branch of a Singapore Company)	Taiwan
Amkor Technology Taiwan Ltd.	Taiwan
Amkor Technology Vietnam Limited Liability Company	Vietnam
Amkor Worldwide Services LLC	Delaware
Amkor Worldwide Services LLC - ROHQ (A Branch of a United States Company)	Philippines
ATEP - Amkor Technology Portugal, S.A.	Portugal
Guardian Assets, Inc.	Delaware